Exhibit 99.1

Wynn Resorts Announces Public Offering of Common Stock

LAS VEGAS, Feb. 8, 2021 /PRNEWSWIRE/ — Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”) today announced that it has commenced an underwritten public offering of 5,500,000 shares of its common stock. Wynn Resorts intends to grant the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock. Wynn Resorts expects to use the net proceeds from the offering for general corporate purposes.

Deutsche Bank Securities, Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as joint lead book-running managers for the offering.

An effective shelf registration statement relating to these securities was previously filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019. The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. Before you invest, you should read the prospectus, the prospectus supplement and the documents incorporated by reference therein for more complete information about Wynn Resorts and the offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus, when available, may be obtained from Deutsche Bank Securities Inc., Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at (800) 503-4611, or by email at prospectus.CPDG@db.com, Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by phone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com, or BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, or by email at dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

This release contains forward-looking statements regarding the proposed offering. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in these forward-looking statements. For example, the offering is subject to market and other conditions outside of Wynn Resorts’ control. These forward-looking statements are not guarantees of future performance, conditions or results. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2019 and Wynn Resorts’ other periodic reports filed with the SEC. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Vincent Zahn, Wynn Resorts

702-770-7555

investorrelations@wynnresorts.com

Media Contact:

Michael Weaver, Wynn Resorts

702-770-7501

michael.weaver@wynnresorts.com